COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS LARGE COMPANY VALUE FUND AND THE STANDARD &
POOR'S 500 COMPOSITE STOCK PRICE INDEX


EXHIBIT A:

               DREYFUS           STANDARD
                 LARGE         & POOR'S 500
  PERIOD       COMPANY        COMPOSITE STOCK
             VALUE FUND        PRICE INDEX*

 12/29/93         10,000                 10,000
 10/31/94         10,104                 10,360
 10/31/95         12,704                 13,096
 10/31/96         17,068                 16,250
 10/31/97         21,385                 21,466


*Source: Lipper Analytical Services, Inc.